LOAN AGREEMENT

            THIS LOAN AGREEMENT,dated as of the 1st day of September, 2001 (the “Loan Agreement” or “Agreement”), is made by and between FPSH LIMITED PARTNERSHIP, an Arizona limited partnership (“FPSH”) and AWA III STEAKHOUSES, INC., a California corporation (“AWA”; AWA and FPSH are sometimes hereinafter referred to as the “Borrowers”) and OUTBACK STEAKHOUSE, INC. a Delaware corporation located at 2202 N. West Shore Boulevard, 5th Floor, Tampa, FL 33607 (“Outback”).

                                                                     RECITALS

WHEREAS, OS Prime, Inc., a Florida corporation (“OSP”) is a wholly-owned subsidiary of Outback; and

WHEREAS, the Borrowers and OSP are the sole members of Outback/Fleming’s, LLC, a Delaware limited liability company (the “LLC”) that is engaged in the business of developing, building, owning and operating Fleming’s Prime Steakhouse and Wine Bar restaurants, and

            WHEREAS, the Borrowers have applied to Outback for a line of credit with a maximum principal amount of Fifteen Million Dollars ($15,000,000) (the “Loan”) to be used to make the Borrowers’ required capital contributions to the LLC; and

            WHEREAS, Outback is willing to make the Loan based on the terms and conditions set forth in this Loan Agreement and in the Loan Documents referred to herein.

            NOW, THEREFORE,in consideration of the premises, of the loan advances which may be agreed to be made by Outback to the Borrowers hereinafter, and the Promissory Note and Security Agreement given by the Borrowers in evidence thereof, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Borrowers and Outback hereby agree as follows:

ARTICLE I.   DEFINITIONS

            1.1        For the purposes hereof:

                        (a)        “Collateral” shall have the meaning set forth in the Security Agreement (as defined below).

(b)        “Default” shall have the meaning set forth in Section 7.1 hereof.

                        (c)        “Default Condition” means the occurrence or existence of an event or condition that, upon the giving of notice or the passage of time, or both, would constitute a Default.

                        (d)        “Draw Request” means a written or verbal request for any disbursement of proceeds, of the Loan that shall be submitted for each requested disbursement as set forth in Article III.

                        (e)        “Financing Statements” means the UCC Financing Statements filed in order to perfect Outback’s lien on the Collateral.

                        (f)        “Loan Documents” means this Loan Agreement, the Note, the Security Agreement, the Financing Statements and any other document or writing executed in connection therewith or in furtherance thereof.

                        (g)        “Note” shall mean the Promissory Note of even date herewith, executed by the Borrowers, in the maximum principal amount of $15,000,000.

                        (h)        “Security Agreement” means the Security Agreement of even date herewith, executed by Borrowers for the benefit of Outback, encumbering the Collateral, and any extensions, modifications, renewals or replacements thereof.

                        (i)         “Security Documents” means the Security Agreement, the Financing Statements and any other instrument executed to establish and perfect Outback’s lien, and any extensions, modifications, renewals, or replacements thereof.

ARTICLE II.  THE LOAN

            2.1        Loan Terms. Subject to the terms and conditions of this Loan Agreement, Outback will lend and Borrowers’ may borrow: (a) up to a principal sum of FIFTEEN MILLION AND NO/100 DOLLARS ($15,000,000), for the sole purpose of making the Borrowers’ required capital contributions to the LLC, which borrowing shall be evidenced by the Note. All of the terms, definitions, conditions, and covenants of the Note, the Security Agreement and any other documents executed in connection therewith or pursuant thereto are expressly made a part of this Loan Agreement by reference in the same manner and with the same effect as if set forth herein at length and shall have the meaning set forth in such instrument(s) unless otherwise defined herein.

            2.2        Loan Maturity. The maturity date (“Maturity Date”) of the Loan is the earlier ofthe earlier of:  (a) the closing date of the purchase of the Borrowers’ membership interests in the LLC by OSP, pursuant to Section 7.11 of that certain Operating Agreement of the LLC (the “Operating Agreement”), as amended; or (b) one year following the date the LLC’s twentieth (20th) Fleming's Prime Steakhouse and Wine Bar restaurant opens to the public for business.On the Maturity Date, all sums outstanding under the Loan shall be immediately due and payable, and Outback’s obligation to fund shall cease and terminate.

            2.3        Consideration. As consideration for Outback’s making the Loan to the Borrowers, the Borrowers hereby transfer to OSP a one percent (1%) membership interest in the LLC. The transfer of the one percent (1%) membership interest in the LLC shall reduce the membership interests owned by FPSH and AWA pro rata.

ARTICLE III.            DISBURSEMENTS

            3.1        Request for Funding. When Borrowers wish to obtain funding, Borrowers shall submit a Draw Request. Outback shall not be obligated to approve any disbursement of Loan funds for purposes other than those contemplated in this Agreement. The conditions set forth in Sections 4.1 and 4.2 hereof must be satisfied before Outback will make the first advance or disbursement under the Loan and the conditions set forth in Section 4.2 hereof must be and remain satisfied before Outback will make each subsequent disbursement or advance.

            3.2        Disbursement Amounts. Following receipt of a Draw Request, Outback shall make the disbursement of Loan proceeds, provided the disbursement is for a purpose contemplated in this Agreement and no Default Condition or Default exists.

ARTICLE IV. GENERAL CONDITIONS

            4.1        Funding Conditions. Outback’s obligations to fund the Loan shall be expressly conditioned upon satisfaction of the following conditions, or execution by Borrowers and/or delivery to Outback of the following items, all in form and substance reasonably satisfactory to Outback and Outback’s counsel:

                        (a)        Promissory Note. The Note shall have been properly executed and delivered to Outback.

                        (b)        Security Agreement. The Security Agreement, which shall be a first lien on the Collateral, shall have been properly executed and delivered to Outback.

                        (c)        Financing Statements. The Financing Statements on forms approved for filing in the appropriate state and local filing offices shall have been properly executed and delivered to Outback for filing.

                        (d)        Miscellaneous. All other Loan Documents or items that are customarily provided in loan transactions of this type or which Outback may reasonably request.

4.2        Conditions Precedent to Disbursement. Outback shall not be obligated to make any disbursement under the Loan until all of the following conditions have been satisfied by proper evidence, execution by Borrowers and/or delivery to Outback of the following items, all in form and substance reasonably satisfactory to Outback and Outback’s counsel:

                        (a)        No Default. There shall be no Default or Default Condition with respect to the Loan.

                        (b)        Conditions Precedent. All conditions precedent as set forth in Section 4.1 shall have been satisfied.

                        (c)        Draw Request. Outback shall have received Borrowers’ oral or written Draw Request.

                        (d)        Use of Funds. All monies previously advanced under the Loan shall have been used solely for an approved purpose.

                        (e)        Representations and Warranties. The representations and warranties made in the Loan Documents must be true and correct on and as of the date of each advance.

                        (f)        Other Agreements. The Operating Agreement shall be in full force and effect and the Borrowers shall not be in default thereunder.

ARTICLE V.  THE BORROWERS’ COVENANTS AND AGREEMENTS

            5.1        Payment and Performance. Borrowers will pay when due all sums owing to Outback under the Note, this Loan Agreement, the Security Agreement and the other Loan Documents, and perform all obligations as outlined or referenced therein.

            5.2        Further Assurances. On demand by Outback, Borrowers will do any act and execute any additional documents reasonably required by Outback to secure the Loan, to confirm or perfect the lien of the Security Documents, including, but not limited to, additional financing statements or continuation statements, new or replacement notes and/or Security Documents and agreements supplementing, extending or otherwise modifying the Loan Documents, certificates as to the amount of the indebtedness evidenced by the Note from time to time, and certificates that Borrowers know of no defaults by or defenses or set-offs against Outback.

            5.3        Fees and Expenses. Whether or not any or all Loan proceeds are disbursed hereunder, Borrowers agree to pay all of the following expenses incurred by Outback, or by Borrowers in order to meet Outback’s requirements, in connection with the Loan: insurance premiums, claims of brokerage and such legal fees and costs incurred by Outback in connection with the enforcement of Outback’s rights under the Loan Documents, the renewal, modification, or extension of the Loans, or in connection with litigation or threatened litigation by a third party which arises because Outback made the Loans. Any such amounts paid by Outback shall constitute part of the indebtedness that is secured by the Security Documents, and shall be due and payable upon demand. The Borrowers shall pay the fees for recording, intangible taxes and documentary stamp taxes, if any.

            5.4        Other Liens. Borrowers shall not pledge the Collateral as security for any other loan, or otherwise allow any lien to be placed on the Collateral.

            5.5        Transfer of Property of Borrowers. The Borrowers shall not permit any change in the ownership of either Borrower, or the nature and operation of either Borrower’s business, nor shall the Borrowers sell, assign, transfer, hypothecate or dispose of all or any portion of either Borrower’s assets, except as may be permitted hereby, without the prior written consent of Outback, which consent shall be withheld or granted in Outback’s sole and absolute discretion.

ARTICLE VI. REPRESENTATIONS AND WARRANTIES

            6.1        Representations and Warranties. The Borrowers hereby represent and warrant to Outback that all of the representations and warranties contained in the Security Agreement and the other Loan Documents are true and correct and are incorporated herein by reference as if set out in full.

6.2        Reliance on Representations. The Borrowers acknowledge that Outback has relied upon the Borrowers’ representations and is not charged with any knowledge contrary thereto that may be received by an examination of the public records or that may have been received by any officer, director, agent, employee or shareholder of Outback.

6.3        Certificate Regarding Loan Status. Upon Outback’s request, Borrowers shall provide Outback with a written certification, certifying to such matters related to the Loans as Outback may request, including, but not limited to, a statement that Borrowers are not in Default and that no Default Conditions have occurred.

ARTICLE VII.           EVENTS OF DEFAULT

            7.1        Default. The occurrence of any one or more of the following events (time being of the essence as to this Loan Agreement and all of its provisions) constitutes a “Default” by Borrowers under this Loan Agreement, and at the option of Outback, under the other Loan Documents:

                        (a)        Scheduled Payment. Borrowers’ failure to make any payment required under the Note.

                        (b)        Monetary Default. Borrowers’ failure to make any other payment required by this Loan Agreement or the other Loan Documents when due.

                        (c)        Other. Borrowers’ failure to perform any other obligation imposed upon Borrowers by this Loan Agreement or any other Loan Document within thirty (30) days after the date when performance is due. This provision shall not be construed to provide Borrowers with any grace period in complying with any obligations imposed on Borrowers by the terms of the Loan Documents.

                        (d)        Representation. Any representation or warranty of either Borrower contained in this Loan Agreement or in any certificate delivered pursuant hereto, in any of the other Loan Documents, or in any other instrument or statement furnished in connection with any of the foregoing, proves to be incorrect or materially misleading in any adverse respect as of the time when the same shall have been made or deemed made.

                        (e)        Bankruptcy. Either Borrower (i) files a voluntary petition in bankruptcy or a petition or answer seeking or acquiescing in any reorganization or for an arrangement, composition, readjustment, liquidation, dissolution, or similar relief for itself pursuant to the United State Bankruptcy Code or any similar law or regulation, federal or state, relating to any relief for debtors, now or hereafter in effect; or (ii) makes an assignment for the benefit of creditors or admits in writing its inability to pay or fails to pay its debts as they become due; or (iii) suspends payment of its obligations or takes any action in furtherance of the foregoing; or (iv) consents to or acquiesces in the appointment of a receiver, trustee, custodian, conservator, liquidator or other similar official of such Borrower, for all or any part of the Collateral or other assets of such Borrower, or (v) has filed against it an involuntary petition, arrangement, composition, readjustment, liquidation, dissolution, or an answer proposing an adjudication of it as a bankrupt or insolvent, or is subject to reorganization pursuant to the United States Bankruptcy Code, an action seeking to appoint a trustee, receiver, custodian, or conservator or liquidator, or any similar law, federal or state, now or hereinafter in effect, and such action is approved by any court of competent jurisdiction and the order approving the same shall not be vacated or stayed within thirty (30) days from entry; or (vi) consents to the filing of any such petition or answer, or shall fail to deny the material allegations of the same in a timely manner.

                        (f)        Judgments. (1) A final judgment is entered against either Borrower, that (i) adversely affects the value of the Collateral in Outback’s sole judgment, or (ii) adversely affects, or may adversely affect, the validity, enforceability or priority of the lien or security interest created by the Security Agreement or any other Loan Document in Outback’s sole judgment, or both; or (2) execution or other final process issues thereon with respect to the Collateral; and (3) the Borrowers do not discharge the same or provide for its discharge in accordance with its terms, or procure a stay of execution thereon, in any event within thirty (30) days from entry.

                        (g)        Liens. Any federal, state or local tax lien or any other lien or encumbrance of any nature whatsoever is recorded against either Borrower or the Collateral and is not removed by payment or transferred to substitute security in the manner provided by law, within ten (10) days after it is recorded in accordance with applicable law.

                        (h)        Other Notes or Liens. Either Borrowers’ default in the performance or payment of such Borrower’s obligations under any other note, or under any other lien encumbering all or any part of the Collateral, whether such other note or lien is held by Outback or by any other party.

                        (i)         Borrowers’ Continued Existence. Either Borrower shall cease to exist, or shall be dissolved or shall be a party to a merger or consolidation, or shall sell all or substantially all of its assets, or shall change its company name or trade name without prior written notice to Outback.

                        (j)         Transfer of Collateral or Ownership. Any sale, conveyance, transfer, assignment, or other disposition or encumbrance of all or any part of the Collateral without the prior consent of Outback.

                        (k)        Cross Default. Any default by either Borrower under: (1) any other documents or instruments evidencing any other loans by Outback to either Borrower (2) any security agreement or other collateral documents securing such loans or (3) any other agreement between Outback and either Borrower.

                        (l)         Securities Laws Violation. The assertion of any violation by either Borrower of the 1933 Securities Act, 1934 Securities Act or the Florida Blue Sky Laws by any governmental authorities or the institution of any securities litigation not dismissed within sixty (60) days of the commencement of same.

                        (m)       Adverse Actions. Any legal or equitable action is commenced against either Borrower that, if adversely determined, could reasonably be expected to substantially impair the ability of such Borrower to perform each and every obligation of the Borrowers under the Loan Documents.

ARTICLE VIII. OUTBACK’S RIGHTS AND REMEDIES

            The following rights and remedies are available to Outback:

            8.1        Acceleration. Upon the occurrence of a Default, the entire unpaid principal balance of the Loan and all accrued but unpaid interest thereon and any costs or expenses then due to Outback and any and all other obligations of Borrowers to Outback, shall, at the option of Outback and without notice to Borrowers, become immediately due and payable.

            8.2        Remedies Cumulative; Nonwaiver; Judgments. All remedies of Outback provided for herein or in the other Loan Documents are cumulative and shall be in addition to any and all other rights and remedies provided for or available under the other Loan Documents, at law or in equity. The exercise of any right or remedy by Outback hereunder shall not in any way constitute a cure or waiver of a Default Condition or a Default hereunder or under the Loan Documents, or invalidate any act done pursuant to any notice of the occurrence of a Default Condition or Default, or prejudice Outback in the exercise of any of its rights hereunder or under any of the other Loan Documents, unless, in the exercise of said rights, Outback realizes all amounts owed to it under the Loan Documents. Any judgment against Borrower shall bear interest at the Default Rate (as defined in the Note).

            8.3        Cessation of Funding. Upon the occurrence of a Default, Outback shall have the right to immediately terminate further funding.

ARTICLE IX. GENERAL CONDITIONS

            The following conditions shall be applicable throughout the term of this Loan Agreement:

            9.1        Waivers. No waiver of any Default Condition or Default or breach by Borrowers hereunder shall be implied from any delay or omission by Outback to take action on account of such Default Condition or Default, and no express waiver shall affect any Default Condition or Default other than the Default specified in the waiver and it shall be operative only for the time and to the extent therein stated. Waivers of any covenants, terms or conditions contained herein must be in writing and shall not be construed as a waiver of any subsequent breach of the same covenant, term or condition. The consent or approval by Outback to or of any act by either Borrower requiring further consent or approval shall not be deemed to waive or render unnecessary the consent or approval to or of any subsequent or similar act. No single or partial exercise of any right or remedy of Outback hereunder shall preclude any further exercise thereof or the exercise of any other or different right or remedy.

            9.2        Benefit. This Loan Agreement is made and entered into for the sole protection and benefit of Outback and Borrowers, their successors and assigns, and no other person or persons have any right to action hereon or rights to the proceeds of the Loan at any time, nor shall Outback owe any duty whatsoever to any claimant in connection with the Collateral, or to apply any undisbursed portion of the Loans to the payment of any claim, or to exercise any right or power of Outback hereunder or arising from any Default Condition or Default by either Borrower.

            9.3        Assignment. The terms hereof shall be binding upon and inure to the benefit of the heirs, successors, assigns, and personal representatives of the parties hereto; provided, however, that Borrowers shall not assign this Loan Agreement or any of its rights, interests, duties or obligations hereunder or any proceeds of the Loan, or other moneys to be advanced hereunder in whole or in part without the prior written consent of Outback and that any such assignment (whether voluntary or by operation of law) without said consent shall be void. It is expressly recognized and agreed that Outback may assign this Loan Agreement, the Note, the Security Documents, and any other Loan Documents, in whole or in part, to any other person, firm, or legal entity provided that all of the provisions hereof shall continue in full force and effect and, in the event of such assignment, Outback shall thereafter be relieved of all liability under the Loan Documents and any Loan disbursements made by any assignee shall be deemed made in pursuant and not in modification hereof and shall be evidenced by the Note and secured by the Security Documents and any other Loan Documents.

            9.4        Amendments. This Loan Agreement shall not be amended except by a written instrument signed by all parties hereto.

            9.5        Terms. Whenever the context and construction so require, all words used in the singular number herein shall be deemed to have been used in the plural, and vice versa, and the masculine gender shall include the feminine and neuter and the neuter shall include the masculine and feminine.

            9.6        Governing Law and Jurisdiction. This Loan Agreement and the other Loan Documents and all matters relating thereto shall be governed by and construed and interpreted in accordance with the laws of the State of Florida. Borrowers hereby submit to the jurisdiction of the state and federal courts located in Hillsborough County, Florida and agree that Outback may, at its option, enforce its rights under the Loan Documents in such courts.

            9.7        Savings Clause. Invalidation of any one or more of the provisions of this Loan Agreement shall in no way affect any of the other provisions hereof, which shall remain in full force and effect.

            9.8        Execution in Counterparts. This Loan Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same instrument, and in making proof of this Loan Agreement, it shall not be necessary to produce or account for more than one such counterpart.

            9.9        Captions. The captions herein are inserted only as a matter of convenience and for reference and in no way define, limit or describe the scope of this Loan Agreement nor the intent of any provision hereof.

            9.10      Notices. All notices required to be given hereunder shall be given in accordance with the requirements of the Security Agreement.

                                    IN WITNESS WHEREOF, Borrowers and Outback have executed this Loan Agreement as of the above written date.

“BORROWERS”

FPSH LIMITED PARTNERSHIP,                                AWA III STEAKHOUSES, INC.,

an Arizona limited partnership                                        a California corporation

By its general partner:                                                    By:_______________________

                                                                                    A. William Allen, III, President

            PKCR, LLC, an Arizona

            limited liability company

            By:

            Paul M. Fleming, Manager

“OUTBACK”

OUTBACK STEAKHOUSE, INC.,

a Delaware corporation

By:

Robert D. Basham, President

$15,000,000                                                                               September 1, 2001

                                                                                                Newport Beach, California

                                                            PROMISSORY NOTE

                                                             (Line of Credit)

            FOR VALUE RECEIVED,FPSH LIMITED PARTNERSHIP, an Arizona limited partnership (“FPSH”) and AWA III STEAKHOUSES, INC., a California corporation (“AWA”; AWA and FPSH are sometimes hereinafter each referred to as an “undersigned” or a “Borrower”, or collectively as the “undersigned” or the “Borrowers” ), jointly and severally promise to pay to the order of OUTBACK STEAKHOUSE, INC., a Delaware corporation, or any subsequent holder of this note (“Outback”) at its principal offices located at 2202 N. West Shore Boulevard, 5th Floor, Tampa, FL 33607 (or at such other place or places as Outback may designate) the principal sum of FIFTEEN MILLION and NO/100 Dollars ($15,000,000) or so much thereof as may be from time to time outstanding, plus interest thereon at the Rate hereinafter defined, all in accordance with the terms and conditions of this Promissory Note (the “Note”) and in accordance with the Loan Agreement of even date herewith by and between Borrowers and Outback (the “Loan Agreement”).

            This Note is secured by a Security Agreement of even date herewith (the “Security Agreement”), UCC Financing Statements of even date herewith, filed or to be filed in the  appropriate public records (the “Financing Statements”), and other related agreements by and between Borrowers and Outback. The Loan Agreement, Security Agreement, the Financing Statements and such other agreements are hereinafter referred to collectively as the “Loan Documents” and the loan evidenced thereby is hereinafter referred to as the “Loan.” Terms used herein but not otherwise defined hereunder are defined as set forth in the Loan Documents. All of the terms, definitions, conditions and covenants of the Loan Documents are expressly made a part of this Note by reference in the same manner and with the same effect as if set forth herein at length, and any holder of this Note is entitled to the benefits of and remedies provided in the Loan Documents. Subject to the terms and conditions of this Note and the Loan Documents, Outback shall advance funds to Borrowers pursuant to the terms of the Loan Agreement, and the Borrowers may borrow, partially or wholly repay, up to a maximum principal sum equal to the face amount of this Note.

Interest. The outstanding Loan balance shall bear interest at a variable rate equal to the average daily 180 day London Inter-Bank Offered Rate for the preceding quarter (“LIBOR”) plus 57.5 basis points (“Rate”). The Rate hereunder shall be adjusted quarterly in accordance with fluctuations in LIBOR. Interest shall be computed on the basis of a daily amount of interest accruing on the daily outstanding balance during a 365-day year multiplied by the actual number of days the amount is outstanding during such applicable interest period.

Payments of Principal and Interest. All accrued but unpaid interest and principal shall be due and payable in full on the Maturity Date, as defined in Paragraph 4 below.

Prepayment. This Note may be prepaid in whole or in part at any time without fee, premium or penalty. Any partial prepayment shall be applied in accordance with Paragraph 8 below.

Maturity Date. The then outstanding principal balance plus all accrued but unpaid interest shall be due and payable on the earlier of:  (a) the closing date of the purchase of the Borrowers’ membership interests in Outback/Fleming’s, LLC (the “LLC”) by OS Pacific, Inc., pursuant to Section 7.11 of that certain Operating Agreement of the LLC, as amended; or (b) one year following the date the LLC’s twentieth (20th) Fleming's Prime Steakhouse and Wine Bar restaurant opens to the public for business.

Default. Any failure of either Borrower to comply with any term, covenant, or condition of this Note, including without limitation, failure to pay principal, interest, or expenses within five (5) days of notice that the same is past due or the existence of any default under the Loan Documents shall be deemed, at the option of Outback, a default under this Note.

Acceleration. Upon the occurrence of a default hereunder or under the terms of any one or more of the Loan Documents, Outback may declare the then outstanding principal and all accrued but unpaid interest immediately due and payable and upon acceleration and thereafter this Note shall bear interest at the Default Rate, hereinafter defined, until all indebtedness evidenced hereby and secured by the Loan Documents has been paid in full. Further, in the event of such acceleration, the Loan, and all other indebtedness of Borrowers to Outback arising out of or in connection with the Loan shall become immediately due and payable, without presentation, demand, protest or notice of any kind, all of which are hereby waived by Borrower. Any judgment rendered on this Note shall bear interest at the Default Rate (as hereafter defined).

Default Rate. After default or maturity or upon acceleration, and thereafter, the unpaid indebtedness then evidenced by this Note and due under and secured by the Security Agreement and Financing Statements shall bear interest at the lesser of:  fifteen percent (15%); or the maximum rate allowable by law (the “Default Rate”).

Application of Payments. All sums received by Outback for application to the Loan may be applied by Outback to late charges, expenses, costs, interest, principal, and other amounts owing to Outback in connection with the Loan in the order selected by Outback in its sole discretion.

Expenses. In the event this Note is not paid when due on any stated or accelerated maturity date, or should it be necessary for Outback to enforce any other of its rights under this Note or the Loan Documents, Borrowers will pay to Outback, in addition to principal, interest and other charges due hereunder or under the Loan Documents, all costs of collection or enforcement, including reasonable attorneys' fees, paralegals' fees, legal assistants' fees, costs and expenses, whether incurred with respect to collection, litigation, bankruptcy proceedings, interpretation, dispute, negotiation, trial, appeal, defense of actions instituted by a third party against Outback arising out of or related to the Loan, enforcement of any judgment based on this Note, or otherwise, whether or not a suit to collect such amounts or to enforce such rights is brought or, if brought, is prosecuted to judgment.

Waiver. All persons now or at any time liable for payment of this Note, whether directly or indirectly, hereby waive presentment, protest, notice of protest and dishonor. Each of the undersigned expressly consents to any extensions and renewals, in whole or in part, to the release of any or all collateral security or portions thereof, given to secure this Note, and all delays in time of payment or other performance which Outback may grant, in its sole discretion, at any time and from time to time without limitation all without any notice or further consent of either Borrower, and any such grant by Outback shall not be deemed a waiver of any subsequent delay or any of Outback's rights hereunder or under the Loan Documents.

Modification. This Note may not be changed orally, but only by an agreement in writing signed by Outback and the Borrowers.

Applicable Law. This Note shall be governed by and construed in accordance with the laws of the State of Florida.

Notices. All notices or other communications required or permitted to be given pursuant to the provisions of this Note shall be given in accordance with the notice provisions of the Security Agreement.

Successors and Assigns. As used herein, the terms “Borrower” and “Outback” shall be deemed to include their respective heirs, personal representatives, successors and assigns. The owner of this Note may, from time to time, sell or offer to sell the loan evidenced by this Note, or interests therein, to one or more assignees or participants and is hereby authorized to disseminate any information it has pertaining to the loan evidenced by this Note, including, without limitation, any security for this Note and credit information on each Borrower and any of its principals to any company affiliated with the owner of this Note, any assignee or participant, and to the extent, if any, specified in any such assignment or participation, such affiliated companies, assignee(s) or participant(s) shall have the rights and benefits with respect to this Note and the other Loan Documents as such person(s) would have if such person(s) were Outback hereunder.

Severability. In the event any one or more of the provisions of this Note shall for any reason be held to be invalid, illegal, or unenforceable, in whole or in part or in any respect, or in the event that any one or more of the provisions of this Note operates or would prospectively operate to invalidate this Note, then and in any of those events, only such provision or provisions shall be deemed null and void and shall not affect any other provision of this Note. The remaining provisions of this Note shall remain operative and in full force and effect and shall in no way be affected, prejudiced, or disturbed thereby. In the event any provisions of this Note are inconsistent with the provisions of the Loan Documents, or any other agreements or documents executed in connection with this Note, this Note shall control.

Captions; Pronouns. Captions are for reference only and in no way limit the terms of this Note. The pronouns used in this instrument shall be construed as masculine, feminine, or neuter as the occasion may require. Use of the singular includes the plural, and vice versa.

            IN WITNESS WHEREOF,Borrower has caused this Note to be duly executed as of the day and year first above written.

“BORROWERS”

FPSH LIMITED PARTNERSHIP,                                AWA III STEAKHOUSES, INC.,

an Arizona limited partnership                                        a California corporation

By its general partner:                                                    By:_______________________

                                                                                    A. William Allen, III, President

            PKCR, LLC, an Arizona

            limited liability company

            By:

            Paul M. Fleming, Manager

SECURITY AGREEMENT

            FPSH LIMITED PARTNERSHIP, an Arizona limited partnership and AWA III STEAKHOUSES, INC., a California corporation, jointly and severally (hereinafter collectively referred to as the “Borrowers”), for value received and intending to be legally bound, in order to secure the prompt and unconditional payment and any other performance required to satisfy the “Obligations” (as defined herein), hereby pledge, assign and grant to OUTBACK STEAKHOUSE, INC., a Delaware corporation (hereinafter called “Outback”), whose address is 2202 North Westshore Boulevard, 5th Floor, Tampa Florida 33607, security title to, a security interest in, and a continuing first lien upon:

Any and all membership interests owned by Borrowers in Outback/Fleming’s, LLC, a Delaware limited liability company (the “LLC”). The property described in this paragraph shall sometimes be referred to herein as the “Collateral.”

            For purposes of this Security Agreement, the term “Obligations” means (i) Borrowers’ indebtedness to Outback evidenced by a Promissory Note executed by Borrowers of even date herewith in the amount of FIFTEEN MILLION AND NO/100 DOLLARS ($15,000,000) (the “Note”); (ii) Borrowers’ obligations arising under the warranties and agreements set forth in this Security Agreement, the Loan Agreement by and between the Borrowers and Outback of even date herewith (the “Loan Agreement”) and any other documents executed in connection with the Note (the “Loan Documents”); and (iii) any other indebtedness owed to Outback by either Borrower, whether such indebtedness is now existing or hereafter arises, whether absolute or contingent, direct or indirect, primary or secondary, secured or unsecured, due or to become due, whether originally contracted with Outback or subsequently acquired by Outback in any manner whatsoever.

            Borrowers hereby warrant and agree, and so long as this Security Agreement continues in full force and effect, shall be deemed continuously to warrant and agree, now and at any time hereafter, as follows:

            1.         General. Borrowers are the owners of the Collateral free and clear of all liens, security interests and other encumbrances, except for the security interest granted hereby. The Collateral, and every part thereof is and shall remain the personal property of the Borrowers. No financing statement covering any of the Collateral or any proceeds thereof is on file in any public office, other than the financing statements executed by Borrowers and Outback, of even date herewith, evidencing the first lien granted in the Collateral by this Security Agreement. Borrowers authorize Outback to file, in jurisdictions where this authorization will be given effect, financing statements describing the Collateral in the same manner as it is described herein. From time to time at the request of Outback, Borrowers will execute one or more financing statements and such other documents (and pay the cost of filing the same in all public offices deemed necessary or desirable by Outback) and do such other acts and things, all as Outback may request, to establish and maintain a valid security interest in the Collateral (free of all other liens and claims whatsoever) to secure the payment or other performance required with respect to the Collateral and causing notations thereon of the security interest hereunder.

            2.         Permits and Licenses. Borrowers at all times during the term of this Security Agreement will hold in full force and effect all permits, business licenses and franchises necessary for Borrowers to carry on business operations, as then being conducted, in conformity with all applicable laws and regulations.

            3.         Good Standing; No Violation. Borrowers have been duly organized and existing in good standing under the laws of their state(s) of formation. Borrowers are now, and at all times during the term of this Security Agreement, shall be authorized and registered to transact business in every other state in which they transact business or in which the failure to register would have a materially adverse effect on the business of either Borrower. The execution and delivery of this Security Agreement and any instruments or other writings evidencing or otherwise establishing the Obligations do not and will not violate or constitute a breach of either Borrower’s formation documents or any other agreement to which either Borrower is a party, or any restriction of law or contract to which either Borrower is subject.

            4.         Information Delivered. All information, certificates or statements, including, without limitation, all financial statements, given to Outback pursuant to this Security Agreement are and shall be true and complete when given and are not, and shall not be, materially misleading in any way.

            5.         Defense of Claims. Borrowers will defend the Collateral against the claims and demands of all individuals or other legal entities at any time claiming the same or any interest therein.

            6.         No Liens, Levy or Transfers. Borrowers will not:  (a) permit any liens or security interests (other than Outback’s security interest) to attach to any of the Collateral; (b) permit any of the Collateral to be levied upon under any legal process; (c) without the prior written consent of Outback, sell, transfer, lease, or otherwise dispose of any Collateral, or any interest therein, or offer to do so; or (d) permit anything to be done that will impair the value of any of the Collateral or the security intended to be afforded by this Agreement.

            7.         No Encumbrances. Borrowers will at all time keep the Collateral free from any adverse lien, security interest or other encumbrance.

            8.         Tax Matters. Borrowers have filed all Federal, State and local tax returns and other reports required to be filed and have paid or made adequate provision for payment of all such taxes, assessments, and other governmental charges, except those contested in good faith. Borrowers will pay promptly when due all taxes and assessments upon the Collateral, or for use or operation of the Collateral, or upon this Agreement, or upon any notes or other writings evidencing any of the Obligations, including documentary, intangible or other taxes, except those contested in good faith. Borrowers shall further pay all expenses and, upon request, take any action reasonably deemed advisable by Outback to preserve the Collateral or to establish, determine the priority of, perfect, continue the perfection of, terminate and/or enforce Outback’s interest or rights under this Agreement.

            9.         Preservation of Collateral. At its option, Outback may pay, for the account of Borrowers, any taxes, liens or security interests or other encumbrances at any time levied or placed on the Collateral, may pay for insurance on the Collateral, and may pay for the maintenance and preservation of the Collateral. Borrowers agree to reimburse Outback promptly on demand for any payment made or expense incurred by Outback pursuant to the forgoing authorization. Until default, Borrowers may have possession of the Collateral and use it in any lawful manner not inconsistent with this Agreement.

            10.        Default. Borrowers shall be in default under this Security Agreement upon the happening of any one or more events of Default as such is term defined in the Loan Agreement or upon either Borrower’s breach of any of the warranties or agreements contained in this Security Agreement.

            11.        Remedies. If at any time any material warranty, representation, certificate or statement of either Borrower contained herein or in any other instrument evidencing or setting forth the Obligations is not true, or if any material default under this Agreement or any other document related to the Loan transaction should occur, or if Borrowers should fail to observe or perform any agreement or term hereof which is not cured within 30 days, Outback may, at its option, thereupon or thereafter declare all liabilities of Borrowers to Outback, or any of them selected by Outback (notwithstanding any provisions thereof), immediately due and payable without demand or notice of any kind (but with such adjustments, if any, with respect to interest or other charges as may be provided for in any note or other writing evidencing such liability). Outback may, in addition to any other rights and remedies which it may have, immediately and without demand: (i) exercise any or all of the rights and remedies granted to a secured party upon default under the Uniform Commercial Code or any other applicable law and any or all of the rights and remedies granted to Outback under this Security Agreement or any note, including, without limitation, the Note, or other writing evidencing any of the Obligations. Upon the request or demand of Outback, Borrowers shall, at Borrowers’ expense, assemble the Collateral and make it available to Outback at a convenient place acceptable to Outback. Borrowers shall promptly pay to Outback any and all costs and expenses, including, without limitation, legal expenses and attorneys’ fees as specified in any note or other evidence of any of the Obligations held by Outback, but in any event including attorneys fees of the suit, out of court, in trial, on appeal, or in bankruptcy proceedings, incurred or paid by Outback in protecting and enforcing any of the Obligations and the rights of Outback hereunder, including Outback’s right to take possession of the Collateral and to hold, prepare for sale, sell and dispose of such Collateral. Any notice of sale, disposition or other intended action by Outback, sent to Borrowers at Borrowers’ last known addresses, or to such other address(es) of Borrowers as may from time to time be shown on Outback’s records, at least five (5) days prior to such action, shall constitute reasonable notice to Borrowers. Upon disposition by Outback of any property in which Outback has a security interest hereunder, Borrowers shall, jointly and severally, be and remain liable for any deficiency under the Obligations; and Outback shall account to Borrowers for any surplus, but Outback shall have the right to apply all or any part of surplus to (or to hold the same as a reserve against) all or any of the Obligations, whether or not they, or any of them, be then due, and in such order of application as Outback may from time to time elect.

            12.        Other Rights and Remedies. Outback shall have, in addition to any other rights and remedies contained in this Agreement, and any other agreements, notes, instruments, and documents heretofore, now, or at any time hereafter executed by Borrowers and delivered to Outback, all the rights and remedies of a secured party under the Uniform Commercial Code or any other applicable law in force as of the date hereof, or as subsequently amended, all of which rights and remedies shall be cumulative and nonexclusive, as permitted by law. During the life of this Agreement, Outback shall also have the following rights and remedies:

                        Outback, and any officer or agent of Outback, are hereby constituted and appointed as true and lawful attorney-in-fact of Borrowers with power:

                                    (i)         to sign the name of Borrower to any UCC-1 Financing Statement and/or UCC-3 Continuation Statements or Statements of Change with respect to Outback’s security interest in the Collateral;

                                    (ii)        upon default, to sell, assign, sue for, collect or compromise payment of all or any part of the Collateral in the name of Borrowers, or make any other disposition of the Collateral, or any part thereof, which disposition may be cash, credit, or any combination thereof; and

                                    (iii)       upon default, to purchase all or any part of the Collateral at public or, if permitted by law, private sale, and in lieu of actual payment of such purchase price, to set off the amount of such price against the Obligations.

            Additionally, Borrowers grant to Outback, as the attorney-in-fact of Borrowers, full power of substitution and full power to do any and all things necessary to be done to transfer the Collateral to Outback, as fully and effectually as Borrowers might or could do but for this appointment, and hereby ratifying all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof, neither Outback nor its agents shall be liable for any acts or omissions or for any error of judgment or mistake of fact or law in its capacity as such attorney-in-fact. This power of attorney is coupled with an interest and shall be irrevocable so long as any obligations shall remain outstanding.

            13.        No Waiver; Delay. No waiver by Outback of any default hereunder shall operate as a waiver of any other default or of the same default on a future occasion. No delay or omission on the part of Outback in exercising any right or remedy shall operate as a waiver thereof, and no single or partial exercise by Outback of any right or remedy shall preclude or affect any other or further exercise thereof or the exercise of any other right or remedy. Time is of the essence in this Security Agreement. The provisions of this Security Agreement are cumulative to the provisions of any obligation and any note or other writing evidencing any Obligation, and Outback shall have all the benefits, rights and remedies of and under any Obligations and any note or other writing evidencing any Obligations.

            14.        Successors and Assigns. All rights and obligations of Outback hereunder shall inure to the benefit of and be binding upon its successors and assigns, and all rights and obligations of Borrowers shall inure to the benefit of and be binding upon the heirs, executors, administrators, successors and assigns of Borrowers.

            15.        Pronouns; Headings. The singular pronoun, when used herein, shall include the plural, and the neuter shall include the masculine, feminine and impersonal. All headings contained in this Security Agreement are for reference purposes only and shall not be deemed to, alter, limit, expand or otherwise interpret the language contained herein.

            16.        Governing Law. This Security Agreement shall be governed by and construed in accordance with the laws of the State of Florida. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Security Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Agreement. To the extent permitted by applicable law, Borrowers hereby waive any provision of law that renders any provision hereof prohibited or unenforceable in any respect. Outback, at its sole option, may commence any action for replevin or recovery of possession of any Collateral in the courts of the state and county in which such Collateral is located, and if so commenced in another state, such action shall be governed by the laws of such state.

            IN WITNESS WHEREOF, this Security Agreement has been duly executed this 1st day of September, 2001.

“BORROWERS”

FPSH LIMITED PARTNERSHIP,                                AWA III STEAKHOUSES, INC.,

an Arizona limited partnership                                        a California corporation

By its general partner:                                                    By:_______________________

                                                                                    A. William Allen, III, President

            PKCR, LLC, an Arizona

            limited liability company

            By:

            Paul M. Fleming, Manager

“OUTBACK”

OUTBACK STEAKHOUSE, INC.,

a Delaware corporation

By:

Robert D. Basham, President